Exhibit 10.3
SEPARATION AND RELEASE AGREEMENT
     THIS SEPARATION and RELEASE AGREEMENT (“Agreement”) is made this 21st day of August, 2007 by and between Plains All American GP LLC and all of its parent, subsidiary and affiliate entities (the “Company” or the “Employer”) and George R. Coiner (“Coiner” or the “Employee”), an individual currently residing at 2520 Robinhood, #1009, Houston, TX 77009. The Employer and Employee are at times referred to collectively as “the Parties.”
WITNESSETH
     WHEREAS, Coiner is an employee of the Company; and
     WHEREAS, the Company and Coiner have mutually agreed to sever the employment relationship between Employer and Employee on the terms and conditions herein described; and
     WHEREAS, the Company and Coiner desire to provide for a consulting arrangement between Coiner and the Company as set forth herein.
     NOW, THEREFORE, in consideration of the covenants and conditions herein contained, the parties agree as follows:
1.	Retirement and Severance of Employment. Coiner will retire and, accordingly, Coiner’s employment with the Company will terminate, effective August 31, 2007 or the date of this Agreement, whichever is later (the “Severance Date”). Coiner will resign from all positions, offices and directorships, if any, that he holds with any of the Company Affiliates (as defined in Section 5(e) below) effective as of the Severance Date.
2.	Payments. Subject to the conditions set forth in Section 5 below and Coiner’s continued compliance with the terms hereof, the Company agrees to pay the following:
(a)	$8,693,836 within seven days of the earlier of (i) the Severance Date and (ii) the date of this Agreement. Coiner acknowledges and agrees that (i) such amount is a gross amount, which will be subject to and reduced by any applicable payroll taxes and (ii) no payment hereunder will involve any contribution to the Company’s 401(K) Plan.

(b)	COBRA coverage. The Company agrees to pay COBRA insurance premiums (medical and/or dental) for up to 18 months. In the event that Coiner’s entitlement to COBRA coverage should cease before that time, the Company will have no obligation to continue payment of Coiner’s COBRA premiums.

3.	Consulting Arrangement. Coiner will provide consulting services through March 31, 2009 on an as-need basis upon request of, and with adequate notice from, the CEO or President of the Company; provided that Coiner shall not be required to provide such consulting services in excess of forty (40) hours per month. The consulting services requested will be commensurate with matters undertaken by a Senior Vice President. The Company will pay Coiner $500,000 on or around the first day of each quarter commencing October 1, 2007, with the last payment on January 1, 2009.
4.	Confidential Information and Non-Solicitation Agreement. The provisions of the Confidential Information and Non-Solicitation Agreement dated November 23, 1998 by and between the Company as successor to Plains All American Inc., and Coiner (the “Confidentiality Agreement”) shall remain in force and effect through March 31, 2010 (the parties hereto intending to, and do hereby, amend the term of the Confidentiality Agreement), and any payments made hereunder shall be subject to Coiner’s continuing compliance with the provisions of the Confidentiality Agreement. In that regard, Coiner represents that he is and at all times has been in compliance therewith, and after due inquiry the Company is not aware of any breach. Coiner acknowledges that this Agreement constitutes a request from the Company under Section 1(c) of the Confidentiality Agreement to deliver to the Company on the Severance Date all of the documents, records, notebooks, notes, memoranda and similar repositories described therein, including all electronic or digital media, computers, computer files, handhelds, PDAs and cellular devices (the “Confidential Documents”), and represents and warrants that no copies of the Confidential Documents exist other than those to be delivered hereunder.
5.	Coiner Release. Subject to Section 7 hereof and in exchange for the consideration described in Sections 2 and 3 hereof:
(a)	Except for claims relating to a breach of this Agreement by the Company, Coiner hereby irrevocably, unconditionally, fully and forever releases the Company and the Released Company Parties (as defined below) from all claims, demands, causes of action or similar rights or liabilities of any nature, whether known or unknown, in equity or at law, which Coiner ever had, now has, or may hereafter claim to have, against any or all of them including, but not limited to, those based on, arising out of, or in any way related to:
i.	any claims for payment, including, but not limited to, claims for salary, bonus and incentive payments, retention payments, benefits payments, accrued vacation benefits, or reimbursement of expense payments, or claims under any equity or incentive grants or awards, including without limitation any transaction grants, phantom units, restricted units or unit options, under any plan or program of the Company or Released Company Parties (but not including the outstanding, vested and unexercised option to purchase 21,250 Common Units under the Performance Option Plan); and
ii.	Coiner’s employment with the Company and termination of same, including breach of contract (with the exception of claims relating to a breach of this Agreement by the Company, as noted above), wrongful termination, tortious interference with contract, retaliation, intentional infliction of emotional distress, assault, discrimination, harassment, defamation, damage to reputation, conspiracy, negligence, and gross negligence, and any and all claims under any federal, state, or local statute or ordinance, or under any federal, state or local law, whether statutory or at common law or otherwise, including without limitation claims under the Age Discrimination in Employment Act, 29 U.S.C. section 621, the Americans with Disabilities Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act, the Sarbanes-Oxley Act, the False Claims Act, the Texas Commission on Human Rights Act, which Coiner has had, has, or may have in the future as the result of, in connection with, or arising from Coiner’s employment with, for, or around, any of the entities and individuals identified herein as the Company or Released Company Parties that could have been asserted against the Company Released Company Parties. Coiner understands and agrees that no claims whatsoever against the Company Released Company Parties of the nature described above are reserved or shall be prosecuted or pursued in the future in any forum. This Agreement shall not waive or release any rights or claims Employee may have under the Age Discrimination in Employment Act, which arise after the Severance Date or eight (8) days after Employee executes this Agreement, whichever comes later.
(b)	Coiner agrees never to file a lawsuit or bring any proceeding asserting any cause of action or claim that is released hereby, and not to collect any damages, payment or remedies of any kind if any type of action or proceeding is brought by a third party on his behalf which is covered by this Agreement.

(c)	Excluded from this release are any claims which cannot be waived by law in a private agreement between employer and employee.

(d)	As of the Severance Date, Coiner and the Company hereby acknowledges that he has no knowledge of any facts that would constitute the basis of a lawsuit, cause of action, or claim, or a charge or complaint with any state or federal agency, against the Company or the Released Company Parties with respect to any acts or events occurring prior to the date hereof in the course of Coiner’s dealings with the Company and the Released Company Parties.
(e)	For purposes of this Agreement, “Released Company Parties” means the Company’s subsidiaries, related entities, affiliates, predecessors, successors and assigns, any entity for which it has or exercises direct or indirect management or executory authority or control, and any joint venture involving any of the above (collectively, “Company Affiliates”), as well as the past, present and future agents, officers, directors, employees, owners, members, partners, control persons and insurers of the Company or Company Affiliates.

(f)	Each Company Released Party (other than the Company) is expressly a third-party beneficiary hereof.
6.	ADEA Rights. Coiner further acknowledges that:
(a)	He has been advised in writing by virtue of this Agreement that he has the right to seek legal counsel before signing this Agreement.

(b)	He has been given twenty-one (21) days within which to consider the waivers included in this Agreement. If Coiner chooses to sign the Agreement at any time prior to that date, it is agreed that Coiner signs willingly and voluntarily and expressly waives his right to wait the entire twenty-one (21) day period as provided in the law. Any offers deemed to be made by the Company herein will expire if Coiner has not signed this Agreement within such period.

(c)	He has seven (7) days after signing this Agreement to revoke it. This Agreement will not become effective or enforceable until the revocation period has expired. Any notice of revocation of the Agreement is effective only if given to Tim Moore, General Counsel or Harry N. Pefanis, President (at the address of the Company set forth below), in writing by the close of business at 4:30 p.m. on the seventh (7th ) day after the signing of this Agreement

(d)	Coiner agrees that he is receiving, pursuant to this Agreement, consideration which is in addition to that to which he would otherwise be entitled.

(e)	Nothing in this Agreement prevents or precludes Coiner from challenging or seeking a determination in good faith of the validity of this release under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law.
7.	Revocation. Should Coiner exercise the revocation right after receipt of any consideration under this Agreement, Coiner will return the consideration within five (5) days of the date of revocation. Should Coiner fail to return the consideration in these circumstances, Coiner will be liable to Employer for any attorneys fees expended in obtaining such repayment plus interest.
8.	Successors and Assigns. This Agreement shall be binding upon, and shall inure to the benefit of the heirs, legal representatives, executors, successors and assigns of the parties hereto.
9.	Severability. Wherever there is any conflict between any provision of this Agreement and any statute, law, regulation or jurisdiction to be indefinite, invalid or otherwise unenforceable, the entire Agreement shall not fail on account thereof, but the balance of the Agreement shall continue in full force and effect unless such construction would clearly be contrary to the intention of the parties.
10.	Legal, Governing Law. This Agreement supersedes any and all oral agreements and can only be modified by the parties in a writing signed by both sides expressly stating a specific intent to modify this Agreement. The Agreement shall be governed by and construed in accordance with the laws of the State of Texas. The parties hereby submit to the exclusive jurisdiction of the state courts of Texas, located in Harris County.
11.	Notices. For purposes of this Agreement, notices and all other communications shall be in writing and shall have been duly given when personally delivered or when mailed by United States certified or registered mail, addressed as follows:
If to the Employer:
Plains All American GP LLC
333 Clay Street, Suite 1600
Houston, Texas 77002
Attention: Tim Moore
Telephone: 713-646-4484
Facsimile: 713-646-4313
If to the Employee:
George R. Coiner
2520 Robinhood, #1009
Houston, Texas 77009
12.	Further Assurances. The parties hereby agree upon reasonable request to take whatever actions are necessary or helpful in realizing the objectives and intent of this Agreement.
13.	No Waiver. No failure by either party hereto at any time to give notice of any breach of the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.
14.	Remedy for Breach of Contract. The Parties agree that in the event there is any breach or asserted breach of the terms, covenants or conditions of this Agreement, the remedy of the Parties hereto shall be in both law and in equity, including injunctive relief for the enforcement of or relief from any provisions of this Agreement.
15.	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.
16.	Withholding of Taxes. The Employer may withhold from any benefits or remuneration payable under this Agreement all federal, state, city or other taxes as may be required pursuant to any law or governmental regulation or ruling.
17.	Section 16 representation. Coiner represents that he has engaged in no transactions in securities of Plains All American Pipeline, L.P. in the last six months that have not been reported under Section 16 of the Securities Exchange Act.
18.	Headings. The Section headings have been inserted for purposes of convenience and shall not be used for interpretive purposes.
IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

By:	/s/ George R. Coiner

George R. Coiner

PLAINS ALL AMERICAN GP LLC

By:	/s/ Harry N. Pefanis

Name:	Harry N. Pefanis
Title:	President and Chief Operating Officer